Exhibit 10.1

April 17, 2025

Daniel George

16630 Glenn Canyon Ct.

Morgan Hill, CA 95037

Re:Employment Terms

Dear Daniel:

On behalf of Adagio Medical Holdings, Inc. (the “Company”), I am pleased to offer you part-time employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”).  As discussed, the terms of this Agreement govern with respect to your employment, which shall commence no later than April 17, 2025 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.Employment by the Company.

You will serve as the Company’s interim Chief Financial Officer.  You will perform those duties and responsibilities as may be directed by the Chief Executive Officer, to whom you will report, which duties are anticipated to include, without limitation, overseeing the Company’s financial operations, managing disclosures, preparing for shareholder and board meetings, and involvement in strategic and transactional finance.

Your primary office location will be the Company’s offices in Laguna Hills, California; however, it is understood that you will be primarily working remotely.  Of course, the Company may change your position, duties, and work location from time to time in its discretion.

2.Compensation, Schedule and Benefits.

Your compensation will be paid at the rate of $400 per hour, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. Your position will be part-time.  You will be scheduled according to the Company’s needs, and the Company does not guarantee you any minimum number of hours of work per week. You must record your hours worked.

Due to the part-time nature of your employment, you will only be eligible for those benefits to which you are entitled by law, such as workers’ compensation coverage. Your eligibility for sick leave will be determined by applicable law.  The Company may change compensation and benefits from time to time in its discretion.

3.Expenses.  The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4.Compliance with Confidentiality Information Agreement and Company Policies.  As a condition of employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A.  In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee Handbook), as adopted or modified from time to time within the Company’s discretion, and

Daniel George

April 17, 2025

acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time).

5.Protection of Third Party Information.  By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.  In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.

6.At-Will Employment Relationship.  Your employment relationship with the Company is at will.  Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.  While the Company also may change your position, job duties, work location, reporting structure, compensation, and benefits from time to time in its discretion, the at-will nature of your employment can only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7.Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted JAMS or its successor, under such arbitration service’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address(es): (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge.  This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency.  In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision.  In addition, with the exception of Excluded Claims arising out of 9 U.S.C., chapter 4, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class or representative claims or proceedings are found to violate applicable law or are

Daniel George

April 17, 2025

otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class or in a representative capacity shall proceed in a court of law rather than by arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding.  Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator, unless applicable law requires otherwise.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law.  The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.  Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your employee confidential information and inventions assignment agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

8.Conditions and Miscellaneous.  This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States.  If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.  This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you).  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before April 17, 2025 if you wish to accept employment at the Company under the terms described above.  The offer of employment herein will expire if I do not receive this signed letter by that date.  I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Daniel George

April 17, 2025

Adagio Medical Holdings, Inc.

/s/ Todd Usen
Todd Usen
Chief Executive Officer

Reviewed, Understood, and Accepted:

/s/ Daniel George		4/17/2025
Daniel George	Date

Exhibit A:  Confidentiality Agreement

Exhibit A

CONFIDENTIALITY AgreemenT

A-1